EXHIBIT 99.1

Century Aluminum Permanently Closing Ravenswood Smelter

CHICAGO, IL -- (Marketwired) -- 07/27/15 -- Century Aluminum Company announced today that it intends to permanently close its Ravenswood, W.V. aluminum smelter, effective immediately.  The Ravenswood smelter has been idled since February 2009.  The decision to permanently close the Ravenswood plant is based on the inability to secure a competitive power contract for the smelter, compounded by challenging aluminum market conditions largely driven by increased exports of aluminum from China. As a result, the economics of restarting and operating the facility are unfavorable.

“We have worked diligently with local, state and federal officials, along with the power company, to reopen the smelter but we have been unable to secure a long-term, competitive power contract,” said Michael Bless, Century CEO. “We are convinced that all of these parties did everything within their ability to support our efforts to restart the Ravenswood smelter, and we are grateful for their commitment. We deeply regret the impact of this action on our employees and on the local community, and share in the profound disappointment. We will now turn our attention to the efficient disposition of the facility; we are committed to working with state leadership and the other relevant constituencies in this endeavor.”

Ravenswood, built in 1957, has four potlines with a full operating capacity of 170,000 tonnes per year.

About Century Aluminum

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL.

Visit www.centuryaluminum.com for more information.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the "safe harbor" created by section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. These forward-looking statements may be identified by the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Forward-looking statements in this press release include, without limitation, statements with respect to the decision to permanently close the Ravenswood smelter, including any costs relating thereto. More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Contacts:
Kenny Barkley (media)
270.521.7424

Peter Trpkovski (investors)
312.696.3112